Exhibit 14.1
To All Tecumseh Products Company Employees

CODE OF CONDUCT
FOR ALL DIRECTORS, OFFICERS, AND EMPLOYEES
100.00 CODE OF CONDUCT
INTRODUCTION AND SCOPE
Tecumseh Products Company (the “Company”) is a global company that is committed to making quality products and conducting its business in a legal and ethical manner. Ethical and legal conduct in all of the Company’s business affairs is required of all of our Directors, Officers and Employees. This Code of Conduct for all Directors, Officers, and Employees (this “Code of Conduct”) sets a standard by which we all must do business regardless of our geographic location. Each of us must be dedicated to the highest degree of personal integrity out of respect for our customers, suppliers, and shareholders, as well as ourselves.
PURPOSE, APPLICATION, AND ADMINISTRATION
Who Must Follow Company Policies
This Code of Conduct applies to all directors, officers, and employees of the Company and its subsidiaries in all regions in which we operate (“Covered Persons”). Officers and employees who are subject to the Company’s Code of Ethics for Financial Managers must comply with that Code as well as this one. Administration of this Code of Conduct is under the direction of the Chief Executive Officer.
Responsibility of All Covered Persons to Know, Understand and Comply
All Covered Persons are responsible for familiarizing themselves and complying with this Code of Conduct, and all applicable governmental laws, rules, regulations and Company policies affecting their work. Covered Persons should have a basic understanding of issues covered by each Company policy and a detailed understanding of all policies that apply to their job. If Covered Persons have questions about the application of this Code of Conduct or our policies, they should seek assistance from their manager, their Human Resources representative, the Corporate General Counsel or the Company’s Integrity Help Line. Covered Persons must promptly raise any concern that they may have about possible violations of this Code of Conduct or any Company policy. Communications may be written or oral, and may be anonymous. If you raise a legal and ethical compliance concern and the issue is not resolved, raise it with one of the other contacts listed above. Each Covered Person is required to cooperate in any investigations into compliance with this Code of Conduct or Company policies. The Company prohibits any employee from retaliating or taking adverse action against anyone for raising or helping to resolve a legal and ethical compliance concern.

Responsibility of Senior Leadership
The obligations of Company senior leadership go beyond those required of all employees. Leaders in the Company are expected to, (i) build and maintain a culture in which compliance with the highest standards of legal and ethical conduct is expected of all employees, (ii) lead by example, using their own behavior as a model for all employees, (iii) conduct meetings with direct reports and regularly monitor compliance matters and programs, (iv) make sure that employees understand that business results are never more important than compliance, (v) encourage employees to raise their legal and ethical compliance questions and concerns, (vi) use employee efforts to promote and comply with Company policies as considerations when evaluating and rewarding employees, (vii) ensure that compliance risks associated with the business processes under the leader’s management are systematically identified, (viii) ensure that policies and procedures, tailored to the particular risk areas faced by a business, are issued and communicated, (ix) provide education and legal counsel to ensure that employees understand the requirements of Company policies and applicable law, (x) implement appropriate control measures in business processes to detect compliance risks and/or violations, (xi) promote a system that permits employees to raise concerns without fear of retaliation, (xii) take prompt corrective action to fix any identified weaknesses in compliance measures, (xiii) take appropriate disciplinary action, and (xiv) consult with the Corporate General Counsel and make appropriate disclosures to regulators and law enforcement authorities.
Your Personal Commitment
This Code of Conduct is available in printed form and also on the Company’s website at www.tecumseh.com. All Covered Persons must read and understand this Code of Conduct. All newly hired Covered Persons, as a condition of employment, must provide the Company with a certification that they have read, understand, and acknowledge their commitment to the spirit and letter of this Code of Conduct and Company policies. All Executive and certain Management level employees will be required to certify, on an annual basis, that they have read, understand, know of no violations, and acknowledge their commitment to the Code of Conduct and Company policies.
RAISING A LEGAL OR ETHICAL COMPLIANCE CONCERN
How Should I Handle a Code Violation?
If you are in a situation that you believe may involve or lead to a violation of this Code of Conduct, you have an affirmative duty to disclose to, and seek guidance from, a responsible supervisor, the Corporate General Counsel or other appropriate internal authority. Failure to follow this Code of Conduct, as well as to comply with federal, state, local and any applicable foreign laws, and the Company’s corporate policies and procedures may result in appropriate disciplinary action, including termination of employment or termination of board service. Appropriate cases may also be referred for criminal prosecution and/or civil action.

How Can I Report a Code Violation?
The Company encourages Covered Persons to report any violations of this Code of Conduct or other suspected illegal or unethical conduct connected with the Company’s business or partners. It is also the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting. Confidential and anonymous mechanisms for reporting concerns are available. See Tecumseh Products Company Ethics Reporting Policy, which is available on the Company’s website at www.tecumseh.com, for reporting procedures and safeguards.
If you feel uncomfortable sharing your issues locally, you may use the Tecumseh Integrity Help Line to report any concerns. The Local Contact Number for U.S. employees is (800) 381-2116. However, anonymous reporting does not serve to satisfy a duty to disclose your potential involvement in a conflict of interest or in unethical or illegal conduct.
What if I Need to Seek Guidance Regarding the Code?
If at any time a Covered Person is uncertain regarding the validity or legitimacy of a proposed course of action, the application of a law or regulation, or the applicability of the Company’s policies described in this Code of Conduct, he or she should contact the Corporate General Counsel for appropriate guidance.
Many laws to which the Company is subject are ambiguous or complex and their precise application to the Company’s business practices or activities often is unclear. Therefore, appropriate guidance should be sought regarding any proposed action that raises questions or creates uncertainty with respect to the applicability of and/or compliance with laws or regulations.
The Company will at all times compete vigorously and fairly and will comply with all applicable antitrust laws and regulations. To that end, Covered Persons shall seek the advice and guidance from the Corporate General Counsel with regard to any and all transactions that may have antitrust implications.
GUIDELINES
The Company’s employees, directors and officers shall conduct themselves with the highest standards of ethics, integrity and compliance with law.
This vision should be at the forefront for each of us and result in the following guiding principles, which are each described in detail in this Code of Conduct:

•	Covered Persons must avoid actual or apparent conflicts of interest in their relationships with the Company.

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Covered Persons must respect the confidentiality of information acquired in the course of their work except when they are authorized or legally obligated to disclose it. Confidential information acquired in the course of work for the Company may not be used for personal advantage.

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Covered Persons must be aware of and comply with all applicable laws and regulations, including, but not limited to, those affecting occupational safety and health, the environment, equal opportunity employment practices, unlawful trade practices (antitrust) federal copyright laws (software duplication), and must dedicate themselves to compliance with these laws.

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Covered Persons must not participate in any fraudulent or deceptive activities or unfair dealing toward the Company, its customers, suppliers, or contractors, or anyone else with whom the Company associates or does business.

Examples of prohibited activities include submission of expense accounts for amounts other than the amount actually spent on company business, theft, fraud, embezzlement, software piracy, environmental abuse, the tendering or receipt of kickbacks, bribes, inflated billings, or the offering or receipt, directly or indirectly, of money, goods or service where the purpose of the action is to influence someone to act contrary to the interest of that person’s own employer or principal.
CONFLICTS OF INTEREST
Covered Persons must exercise good judgment and the highest ethical standards in their activities on behalf of the Company as well as in their private activities. Particular care should be taken to ensure that outside activities and personal interests do not damage (or have the appearance of damaging) the financial well being or reputation of the Company. Every Covered Person has an obligation to avoid any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause the individual to place his or her own interests, or those of another, above his or her obligation to the Company. Care should be taken about the appearance of a conflict since such appearance might impair confidence in, or the reputation of, the Company, even if there is no actual conflict and no wrongdoing.
While it is not possible to describe or anticipate all the circumstances and situations that might involve a conflict of interest, a conflict of interest can arise whenever, a Covered Person takes action or has interests that may make it difficult to perform his or her work objectively or effectively or when an employee, officer or director (or an “immediate family member,” as defined below) receives personal benefits as a result of their position or relationship with respect to the Company.

In all instances where the appearance of a conflict exists, the nature of the conflict must be disclosed to Corporate General Counsel. Where there is a real or perceived conflict of interest involving a director of the Company, the matter should be referred to the Corporate General Counsel for interpretation and discussion with the Board of Directors for resolution.
Conflicts may arise where a Covered Person or an immediate family member of a Covered Person:
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Solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefits as a result of his or her position or relationship with respect to the Company, including payment or reimbursement of travel and entertainment expenses (other than non-monetary items of nominal intrinsic value);

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Has a direct or indirect financial interest in the Company’s competitors, customers, suppliers or others dealing with the Company (excluding interests that are less than 1% of the outstanding securities of a publicly-traded corporation or equivalent percentage of ownership interests in an unincorporated business);

•	Has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or others dealing with the Company;

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Acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the Covered Person knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest; or

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Has a direct or indirect material interest in a transaction involving indebtedness or a guarantee of indebtedness (excluding amounts due for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business).

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An “immediate family member” includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of an employee, officer or director. For purposes of this definition, your relatives are deemed to be: (1) only those persons who are currently related to you (e.g. a person who is divorced from your daughter would no longer be a son-in-law for this purpose); and (2) only those persons who are related by blood, adoption or step relationship to you or your spouse (e.g. the sister of your spouse is considered a sister-in-law for purposes of this definition, as is the sister’s husband).

For additional information on Conflicts of Interest, refer to the Company’s Conflicts of Interest Policy, available on the Company’s website at www.tecumseh.com.
Corporate Opportunities
Covered Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or position without the consent of the Company’s Board of Directors. Covered Persons owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises, and are prohibited from competing against the Company. No employee may use Company property, information or position for personal gain.
Outside Employment
The Company’s employees and officers are expected to devote their full time and attention to the Company’s business during regular working hours and for whatever additional time may be required. Outside business activities can easily create conflicts of interest or diminish productivity and effectiveness. For these reasons, employees and officers should avoid outside business activities that divert their time and talents from the Company’s business. Though the Company encourages professional activities and community involvement, special care must be taken not to compromise duties owed to the Company. Employees and officers are expected to disclose the nature of any non-Company activity for which compensation is received.
Memberships on Boards and Committees
Employees and officers must obtain approval from the Corporate General Counsel before agreeing to serve on the board of directors or similar body of a for-profit enterprise or government agency. Directors must comply with the policy on membership on Boards and Committees set forth in the Company’s Corporate Governance Guidelines.
Serving on boards of not-for-profit or community organizations does not require prior approval. However, if service with a not-for-profit or community organization creates a situation that poses a conflict of interest with the Company (for example, the organization solicits charitable contributions from the Company or purchases significant services from the Company), the Corporate General Counsel should be contacted for approval to continue such service.
Political and Other Outside Activities
Prior to seeking any election or appointment to public office, an employee, officer or director must notify the Corporate General Counsel to clarify the Company’s position in the event the candidacy is successful or the appointment is made. Written approval must be obtained.

Subject to the limitations imposed by this Code of Conduct, each employee and officer is free to engage in outside activities that do not interfere with the performance of his or her responsibilities or otherwise conflict with the Company’s interests. Where activities may be of a controversial or sensitive nature, employees and officers are expected to seek the guidance of Corporate General Counsel before engaging in such activities. No Covered Person may use his or her Company position or title or any Company equipment, supplies or facilities in connection with outside activities, nor may any Covered Person do anything that might imply sponsorship or support by the Company of such activity, unless such use has been approved in writing by the Corporate General Counsel.
Employees and officers should not solicit contributions or other support from fellow employees, or distribute non-work-related material to fellow employees, during working hours, or using and Company communication facilities and/or media or in areas where work is being performed.
Loans and Guarantees
No Covered Person (or his or her immediate family member) may accept loans or guarantees of obligations (except from banks or other financial service entities that generally provide such services in the normal course and at arms’ length) from any individual, organization or entity doing or seeking to do business with the Company. Any offer of such a loan should be reported to the Corporate General Counsel.
CAMPAIGN AND ELECTION LAW MATTERS
The Company requires compliance by its employees with all applicable laws prohibiting or regulating use of company funds, properties, and services, directly or indirectly, to influence government action or the nomination or election of any candidate to public office. Consistent with such requirements, the Company encourages Covered Persons to exercise their political rights.
All contributions of the Company funds to political candidates, committees and parties and all other forms of direct or indirect assistance or support must be in strict compliance with all applicable laws and regulations and must be properly authorized.
Although the Company encourages involvement by Covered Persons in community and government affairs, political activity, and campaign support for candidates of their choice, such activities must be undertaken at the individual’s own expense, on his or her own time, and not on Company property, and no reimbursement in any form, directly or indirectly, will be made by the Company.
No partisan political activities by Covered Persons shall be conducted on Company property.

Furthermore, a Covered Person’s personal political activity should not in any way create the appearance that the activity is sponsored by an official position of the Company.
PROTECTION AND PROPER USE OF COMPANY ASSETS
Every Covered Person has a personal responsibility to protect the assets of the Company from misuse or misappropriation. The assets of the Company include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as corporate opportunities, intellectual property, trade secrets and business information (including any non-public information learned as a Covered Person of the Company).
Theft/Misuse of Company Assets
The Company’s assets may only be used for business purposes and such other purposes as are approved by the Company. No Covered Person may take, make use of, or knowingly misappropriate the assets of the Company, for personal use, for use by another, or for an improper or illegal purpose. No Covered Person is permitted to remove, dispose of, or destroy anything of value belonging to the Company without the Company’s consent, including both physical items and electronic information.
Confidential Information
No Covered Person of the Company who is entrusted with information of a confidential or proprietary nature (about the Company, its suppliers, customers or other constituents) shall disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law. Covered Persons may not use confidential information for their own personal benefit or the benefit of persons or entities outside the Company.
Confidential information includes all non-public information learned as a Covered Person of the Company. It includes, but is not limited to:
•	Non-public information that might be of use to competitors, of interest to the press, or harmful to the Company or its customers, if disclosed;

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Non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

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Non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential;

•	Non-public information about discussions and deliberations, relating to business issues and decisions, between and among Covered Persons; and

•	Non-public information about fellow employees or any other individuals about whom the Company may hold information from time to time.
Network Use, Integrity & Security
The Company reserves the right to monitor or review any and all data and information contained on any employee’s or officer’s computer or other electronic device issued by the Company. In addition, the Company reserves the right to monitor or review an employee’s or officer’s use of the Internet, Company Intranet and Company e-mail or any other electronic communications without prior notice.
Access to Company systems will be revoked and disciplinary action may be taken in the event that such systems are used to commit illegal acts, or to violate the nondiscrimination, harassment, pornography, solicitation or proprietary information terms of this Code of Conduct, or any other terms of this Code of Conduct.
In order to maintain systems integrity and protect the Company network, no employee or officer should divulge any passwords used to access any Company computer or database. Any suspected breach of the Company’s network security systems should be reported to a responsible supervisor or appropriate internal authority immediately.
All employees and officers should refrain from using or distributing software that may damage or disrupt the Company’s work environment by transmitting a virus or conflicting with Company systems.
No employee or officer should engage in the unauthorized use, copying, distribution or alteration of computer software whether obtained from outside sources or developed internally. All software, including “shareware,” contains terms of use that must be adhered to.
Intellectual Property
All Executive and Management level employees, and certain newly hired Covered Persons are expected to sign the Company’s Agreement Concerning Employee Inventions and Confidential Information and to comply with the terms and conditions therein. This agreement covers Company ownership interests and disclosure concerns with respect to trade secrets, inventions, works of authorship, developments, innovations and technologies. A copy of the agreement is available from Human Resources.

Personal Information and Privacy Concerns
Covered Persons are expected to comply with all applicable privacy and data collection laws, regulations and treaties. Covered Persons should operate in a way that ensures the safeguarding of individually-identifiable personal information, including medical and financial information, collected and used to conduct business operations and to carry out personnel administration. Consult with the Corporate General Counsel before transferring information to individuals between countries and before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit information on individuals.
RELATIONSHIPS WITH CUSTOMERS, VENDORS AND THIRD PARTIES
Fair Dealing
Each Covered Person should deal fairly with the Company’s suppliers, customers, competitors and employees. No Covered Person should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. We respect the confidentiality and privacy of our suppliers and customers. Information about the Company’s suppliers, customers, competitors and employees must be used in an ethical manner and in compliance with the law. Under no circumstance should information be obtained through theft, illegal entry, blackmail, or electronic eavesdropping, or through misrepresenting affiliation with the Company or identity. Any confidential or proprietary information should not be used if it is suspected that such information has been obtained improperly.
Similarly, each employee, officer and director must respect and protect any confidential or proprietary information shared with the Company unless disclosure is necessary to comply with statutory requirements, subpoenas, court orders or other lawful process or properly authorized government investigations. This information should not be released without proper authorization and should be used for legitimate business purposes only. Employees and officers should not divulge any confidential or proprietary information about their former employers, nor shall any Covered Person ever ask them to.
Customers and potential customers are entitled to receive accurate information regarding prices, capabilities, terms and scheduling. The Company strives to produce advertisements that are fair, accurate and lawful. False or misleading statements to sell or market Company products or services are to be strictly avoided. Immediate efforts should be made to correct any misunderstanding that may exist with a customer or potential customer.

Insider Trading and Fair Disclosure
Covered Persons (nor their related persons) may not purchase or sell securities of the Company, directly or indirectly, while in possession of material nonpublic information and may not “tip” others who may trade on the basis of such information. Material information is any information that a reasonable investor likely would consider important in arriving at a decision to buy, sell or hold the Company’s securities, whether such information is positive or negative. Nonpublic information means that such information has not been broadly disclosed to the marketplace, such as by press release or a filing with the Securities and Exchange Commission, and/or the investing public has not had time to absorb the information fully. Trading in securities of the Company or a potential merger partner or target while aware of material inside information (including the Company’s interest in the proposed target), or tipping others to trade, is both unethical and illegal.
Accordingly, no employee, officer or director of the Company (nor their related persons) may: (a) trade securities of the Company or any other company while aware of material nonpublic information with respect to that company (which includes any company that the Company is considering for investment) or (b) communicate any material nonpublic information regarding any company to anyone other than those with a need to know such information in order for the company to conduct business.
Every Designated Employee of the Company (the Company’s Chairman, President, Chief Financial Officer, Chief Operating Officer, employees reporting directly to them, and certain other employees of the Company as designated by the President or Chief Financial Officer reasonably likely to have access to Company financial information), directors and their related persons must comply with the Company’s special procedures for directors and Designated Employees. Directors and Designated Employees may not purchase or sell the Company’s securities outside of applicable window periods. Additionally, before making any purchase or sale of the Company’s securities or tipping others with respect to such information, directors and Designated Employees must consult with the Corporate General Counsel about whether it would be inappropriate for directors or Designated Employees to trade in securities at that time.
Of course, where material nonpublic information is permitted to be disclosed, the recipient should be advised of its non-public nature and the limitations on its use. Any questions as to whether information is material or non-public should be directed to the Corporate General Counsel. For additional information, refer to the Company’s Insider Trading Policy, available at www.tecumseh.com.
Additionally, all Covered Persons must provide full, fair and accurate disclosure in all government filings and public communications.
Inquiries from the Media and Public
The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, regulations and rules. Consistent with this commitment and the Company’s policy(ies) regarding Insider Trading and Fair Disclosure (see above), employees are not authorized to answer questions from the media, analysts, investors or any other members of the public. If you should receive such an inquiry, you must record the name of the person and immediately notify the Corporate General Counsel.

Relationship to Government Officials and Personnel
The Company’s contacts with government officials and personnel, both in this country and abroad, must be conducted in compliance with all laws and regulations and in such a way as to avoid even the appearance of impropriety.
The Company seeks lawfully to develop and maintain good relationships and effective communication with officials at all levels of government, which may impact areas in which the Company does business. However, contacts and relationships with government personnel must never be illegally fostered, suggest improper influence upon such persons, or compromise the Company’s integrity.
Bribes and Kickbacks
Covered Persons may not give, offer, solicit or receive, directly or indirectly, any bribes, “kickbacks” or other thing of value designed to influence or compromise the conduct of the recipient. As such, Covered Persons shall not, (i) pay bribes to government officials to obtain favorable rulings, (ii) pay or receive rebates or kickbacks for obtaining business for or from the Company, (iii) pay or receive any money, gifts, loans, or other things of value that may tend to influence business decisions or compromise business judgment, or (iv) engage in any other activity that would similarly degrade the reputation or integrity of the Company.
Gifts, Favors, and Entertainment
The Company does not seek to gain any improper advantage through the use of gifts, entertainment, gratuities and other courtesies. Similarly, the Company does not want the impartial judgment of its employees compromised through the receipt of such courtesies. The giving or acceptance of cash, gifts of more than nominal value, excessive entertainment, discounts or other benefits other than those generally available to the public or Company employees, and loans or credit assistance from present or prospective competitors, customers, suppliers, partners, licensees or other outside concerns that do or seek to do business with the Company, are prohibited. In addition, gifts, entertainment, gratuities and other courtesies should be offered or accepted only to the extent such are ordinary and customary, reasonable in the context, not lavish as measured by reasonable standards in the business community, properly reflected on the Company’s financial records, consistent with all applicable laws and policies of the Company and could not reasonably be construed as a bribe or payoff or perceived as influencing the employee’s judgment or impartiality.

Gifts to, or entertainment of, domestic and foreign government officials and employees involve special rules, laws and regulations. With very limited exceptions, any gift to or entertainment of domestic and foreign government employees is prohibited. Any permitted gift to, or entertainment of, foreign government officials or employees must comply with the policies set forth in the Company’s International Business Policy and must be approved by the Corporate General Counsel. As for gifts to or entertainment of employees of the U.S. government, Covered Persons must obtain the approval of the Corporate General Counsel prior to giving a gift to or entertaining any U.S. government employee.
Antitrust
The Company is subject to antitrust and competition laws in most countries in which it does business, and the investigation and enforcement of antitrust laws is more and more the result of international cooperation among enforcement authorities. In general, most antitrust laws in effect where the Company does business prohibit agreements or actions that may restrain trade or reduce competition. Violations include agreements among competitors to fix or control prices; boycotts of specified suppliers or customers; efforts to misrepresent, disparage or harass competitors; coordination with competitors to allocate products, territories or markets; competitor agreements to limit the production or sale of products for anticompetitive purposes; price discrimination; tie-in sales or certain other restrictive agreements with suppliers and customers; and certain exclusive dealings arrangements. Special care must be exercised to ensure that any activities undertaken with representatives of other companies, particularly our competitors, are not viewed and would not be construed as violations of any antitrust laws. The antitrust laws are complex and their requirements are not always obvious. Questions about a particular situation should be directed to the Company Corporate General Counsel before you take any action.
Export Controls
Covered Persons must comply with all applicable national and multinational export control laws. For example, U.S. law requires an export license before certain categories of products or data can be exported or re-exported. Under certain circumstances, these laws also prohibit subsidiaries of U.S. companies, including those located outside the United States, from dealing directly or indirectly without an export license. The Company has adopted guidelines to assist Covered Persons in any export transaction. Such Covered Persons should refer to and must comply with the policies set forth in the Company’s International Business Policy, available at www.tecumseh.com. Any questions or uncertainty regarding compliance with export controls should be brought to the attention of the Corporate General Counsel.

Customs
Customs laws require employees of the Company to determine the correct classification, value and country of origin of all its imports. As an importer, we must be able to demonstrate by a documented, auditable trail that the Company exercised reasonable care to ensure that its imports comply with all applicable laws. This requires, at a minimum, the reporting of complete, accurate and detailed information regarding any imported product, its place (or places) of manufacture and its full cost. While specific rules may vary, virtually all countries in which we do business share these requirements. Violations are punishable by civil and criminal penalties. For additional information, refer to the Company’s International Business Policy available at www.tecumseh.com.
Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act (“FCPA”) prohibits the payment or offer of money, or anything of value, by or on behalf of U.S. companies (and their subsidiaries) outside the United States to foreign government officials, political officials or candidates, and officials of public international organizations (e.g., the United Nations, International Monetary Fund or World Bank) for the purpose of securing or retaining businesses. Under that law, the Company is accountable for the actions of its employees (including non-U.S. citizens) and agents throughout the world.
There are limited circumstances where certain small, facilitating payments for the purpose of obtaining routine, non-discretionary governmental services are permitted under the FCPA. Covered Persons should consult the Company’s International Business Policy for further guidance on the prohibitions and requirements of the FCPA and obtain written approval of the Corporate General Counsel prior to making any facilitating payment to a foreign official. In addition, the FCPA requires the Company to use proper accounting controls and maintain accurate, reasonably detailed books and records of all transactions. All Covered Persons, whether located in the U.S. or abroad, are responsible to ensure compliance with the FCPA and the Company’s International Business Policy. Any question or uncertainty regarding compliance with the FCPA should be brought to the attention of the Corporate General Counsel.
Subpoenas and Government Investigations
As a general matter, it is the Company’s policy to cooperate in any government investigations and inquiries. All subpoenas, information document requests, or other investigations or inquiries should be referred immediately to the Corporate General Counsel.
MAINTAINING A SAFE, HEALTHY AND AFFIRMATIVE WORKPLACE
The Company is an equal opportunity employer and bases its recruitment, employment, development and promotion decisions solely on a person’s ability and potential in relation to the needs of the job, and complies with local, state and federal employment laws. The Company makes reasonable job-related accommodations for any qualified employee or officer with a disability when notified by the employee that he/she needs an accommodation.

The Company is committed to a workplace that is free from sexual, racial, or other unlawful harassment, and from threats or acts of violence or physical intimidation. Abusive, harassing or other offensive conduct is unacceptable, whether verbal, physical or visual. Any person who believes that they have been harassed or threatened with or subjected to unfair treatment or physical violence in or related to the workplace should report the incident to an appropriate supervisor or Human Resources or Corporate General Counsel, who will arrange for it to be investigated. All efforts will be made to handle the investigation confidentially. For additional information, refer to the Company’s Harassment Policy, available at www.tecumseh.com
The Company will not tolerate the possession, use or distribution of pornographic, racist, sexist or otherwise offensive materials on Company property, or the use of Company personal computers or other equipment to obtain or view such materials. All employees and officers must promptly contact an appropriate supervisor or Human Resources or the Corporate General Counsel about the existence of offensive materials, on the Company’s systems or premises so that appropriate action may be taken, including notifying the proper authorities if necessary.
The Company is committed to providing a drug-free work environment. The illegal possession, distribution, or use of any controlled substances on Company premises or at Company functions is strictly prohibited. Similarly, reporting to work under the influence of any illegal drug or alcohol and the abuse of alcohol or medications in the workplace is not in the Company’s best interest and violates this Code of Conduct.
The Company is committed to protecting the health and safety of each employee. This means following procedures for reducing accident risks, and it means using equipment safely. It means following safe workplace practices — no exceptions, no shortcuts. All accidents, injuries, or concerns about unsafe equipment, practices, conditions or other potential hazards should be immediately reported to an appropriate supervisor.
MAINTENANCE OF ACCURATE AND COMPLETE RECORDS
Financial Reports
Covered Persons engaged in the preparation of financial statements that are prepared for the public and/or regulatory agencies are to apply reasonable procedures to ensure that:
•	All disclosures contained in periodic financial reports fairly present, in all material respects, the operations and financial condition of the Company.

•	Periodic reports that are required to be filed by the Company contain full, fair, accurate and understandable disclosures.

Any effort to mislead or coerce the independent auditors or a member of internal audit staff concerning issues related to audit, accounting or financial disclosure has serious legal consequences for the perpetrator, including criminal sanctions, and for the Company, and is strictly prohibited. If you become aware of any violation of this policy, you must report the matter immediately in accordance with the Company Ethics Reporting Policy, which is available on the Company’s website at www.tecumseh.com.
The Company’s Financial Managers have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company as a whole that provides for the fair and timely reporting of the Company’s financial results and conditions. In addition to complying with the principles set forth in this Code of Conduct, Financial Managers must also comply with the Company’s Code of Ethics for Financial Managers, which is available on the Company’s website at www.tecumseh.com.
Business Records
The Company requires the maintenance of accurate and reliable records with respect to all receipts and disbursements as well as with respect to all transactions to which it is a party.
Accurate and reliable records shall be maintained at all times. All payments of money, transfers of property, furnishing of services and other transactions must be reflected in detail in the appropriate accounting and other business records of the Company.
Covered Persons shall make full disclosure of all relevant information and shall otherwise fully cooperate with internal auditors, external auditors and the Corporate General Counsel in the course of audits or investigations.
Covered Persons must ensure that the Company’s business records are available to meet the Company’s business needs, including legal and tax requirements. Covered Persons shall be alert and observe all instructions from the Legal Staff requiring that certain records be retained beyond normal retention periods for legal or compliance reasons. Failure to comply with such instructions can result in serious harm to the Company and its employees. It is unlawful to destroy, conceal, alter or falsify any Company business or other record, document or improperly object to the disclosure for the purpose of obstructing or influencing any lawsuit or other legal or governmental proceeding or investigation.
Independent Contractors
Adequate documentation relating to the employment of sales representatives and consultants should be maintained. Before hiring consultants there is to be a written contract stating the services to be performed and the terms of the agreement.
When the Company enters into commission or fee agreements with firms or persons servicing as commercial sales representatives, agent for consultants, the following must be observed:

•	All terms of such commission or fee agreement must be fully documented and described in a written contract;

•	In addition to standard contractual terms and conditions, the contract should contain a clear description of the services to be rendered by the representative, agent or consultant;

•
Commissions or fees for assistance in securing orders and for after sales service must be reasonable as to amount and consistent with local custom and normal practice in the industry for the products involved and for the services rendered; and

•	All commission and fee payments must be made in accordance with all laws and regulations and recorded accurately in the Company books.
The Company intends this Code of Conduct to be its code of conduct under Rule 4350(n) of The Nasdaq Stock Market, Inc. or any successor rule.
CAVEAT REGARDING OTHER COMPANY POLICIES
This Code of Conduct is part of a broader set of Company policies. This Code of Conduct is not intended to supersede or materially alter any specific existing Company policies and procedures and it should be read and complied with together with such policies and procedures.
Revised as of: August 2010